Exhibit 99.1

For immediate release.	Contact:	John Van Blaricum
913.307.1017

Mediware Acquisition Adds 320 Pharmacy Customers

Acquisition of Hann’s On Software expands solution focus to smaller community hospitals, behavioral health and specialty pharmacy markets.

LENEXA, KS November 21, 2008 - Mediware Information Systems, Inc. (Nasdaq: MEDW), a provider of ClosedLoop™ software for blood and medication management, announced today that it has acquired substantially all the assets of Hann’s On Software (HOS), a pharmacy management and home infusion software provider based in Santa Rosa, Calif. Mediware’s purchase agreement includes a cash payment of approximately $3.5M, with an additional earn out opportunity based on operational performance.

Commenting on the acquisition, Kelly Mann, Mediware’s president and chief executive officer said: “HOS is a very well run business and this accretive transaction is a good example of how we can strategically use Mediware’s cash resources to expand our ability to deliver patient safety solutions. The addition of the HOS product suite enables us to sell to a larger market and complements our strategy to grow medication management in specialty segments such as behavioral health.  I am particularly excited about the home infusion software tools that Mediware will be able to provide to our customers and the broader pharmacy market.”

HOS has been in business for more than 20 years and has more than 300 facilities using its Ascend products to manage pharmacy operations. Most of these customers are either community hospitals with less than 150 beds, out patient clinics, or home infusion service providers.

“I am very excited to join with Mediware and look forward to helping expand our combined presence in medication safety software,” said Phil Hann, Pharm D., the president and founder of HOS. “While we have focused on different market segments, Mediware is clearly a thought leader in best of breed medication safety solutions. Their solution philosophy and drive to provide robust products and excellent customer service are absolutely in line with what we have delivered for more than 20 years.”

Mediware has traditionally targeted its pharmacy management suite of products to large, sophisticated hospitals and behavioral health facilities that require complex clinical support. With HOS, the company now has products that satisfy the requirements of smaller care facilities and specialty pharmacies at a price that is affordable to this segment of the market.

“HOS has great products, a large customer base, a solid solution platform and talented employees that are well respected by their customers,” continued Mr. Mann. “We have been impressed by the strength of their team and with the high customer satisfaction we discovered as a result of our due diligence.”

The addition of HOS and IMS, which was acquired in November 2007, expands Mediware’s total customer base to more than 1400 facilities worldwide. These include large academic, community acute care, behavioral health and specialty care hospitals, as well as blood and plasma centers, and centralized transfusion service providers.

Executives from both Mediware and HOS will be attending the upcoming American Society of Health-System Pharmacists (ASHP) convention, December 8-11 in Orlando, FL.

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs.  Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world.

Mediware’s medication management suite of products includes the WORx pharmacy management software system that has been installed by many of the most prestigious hospitals in the United States. Other products include MediREC for medication reconciliation; MediMAR for bedside medication verification; MediCOE for electronic ordering. Mediware also has a UK-based medication management business, JAC, which has more than 50% market share.

About Hann’s On Software
Hann’s On Software is a provider of software and services that address the needs of the pharmacies in small hospitals, private behavioral health facilities, and the expanding home infusion and specialty pharmacy markets. The company currently markets the Ascend pharmacy management software system and has more than 300 customers throughout the United States.

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Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time.  Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2008, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update its forward-looking statements.